EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Diebold, Incorporated:
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-32960, 33-54677 and 333-162037) of Diebold, Incorporated of our report dated June 29, 2011 relating to the financial statements of the Diebold, Inc. 401(k) Savings Plan, which appears in this Form 11-K.
BOBER, MARKEY, FEDOROVICH & COMPANY
Akron, Ohio
June 29, 2011